SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
___________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date Of Report (Date Of Earliest Event Reported): May 19, 2010

EXTREME MOBILE COATINGS WORLDWIDE CORP.
 (Exact Name Of Registrant As Specified In Charter)

Delaware	333-148425	11-3460949
(State Or Other Jurisdiction Of Incorporation Or Organization)	(Commission File No.)	(IRS Employee Identification No.)

126 Dewey Dr.
Nicholasville, Kentucky 40356
 (Address Of Principal Executive Offices)

Phone number (859) 887-1199
 (Issuer Telephone Number)

(Former Name Or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act(17 CFR 240.13e-4 (c))

Section 5 -- Corporate Governance and Management

Item 5.03    Amendments to Articles of Incorporation or Bylaws, Change in Fiscal Year.

On May 10, 2010, a Majority of Shares entitled to vote, and the Board of Directors of the Company, approved an Amendment to the Certificate of Incorporation of the Company.  The approval was to amend the name of the Company to Structural Enhancement Technologies Corp. and to effectuate a reverse split of its common stock at a ratio of ONE HUNDRED (100) to One (1).  Currently there are approximately 433,581,568 shares of common stock issued and outstanding.  This will result in a total of 4,335,816 new shares of common stock issued and outstanding after the effectiveness of the reverse split.

The Company filed with the Secretary of the State of Delaware on or about May 19, 2010, to amend Article FIRST of its Certificate of Incorporation to amend the name of the Corporation to “STRUCTURAL ENHANCEMENT TECHNOLOGIES CORP.” and to include the details of the reverse stock split in Article FOURTH of its Certificate of Incorporation.

A copy of the filed Certificate of Amendment to the Certificate of Incorporation of the Company is annexed hereto as Exhibit 3.1

Section 7

Item 7.01    Regulation FD Disclosure.

On May 27, 2010, the Company notified FINRA of the actions taken and described in Item 5.03, above.  It is anticipated that FINRA will assign a new trading symbol to the Company, and the Reverse split will be effective by June 30, 2010, if not sooner.

On May 27, 2010, the Company issued a press release relating to the Reorganization.  A copy of the press release is attached as Exhibit 99.1.

Section 9 -- Financial Statement And Exhibits

Item 9.01 Financial Statement And Exhibits.

(c)	Exhibits.
	Exhibit 3.1	Amendment to Certificate of Incorporation
	Exhibit 99.1	Press Release of the Company, dated May 27, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Extreme Mobile Coatings Company, Ltd.

	By:	/s/ Charles Woodward
Charles Woodward
President

Dated: May 27, 2010